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                                                                    EXHIBIT 11.1

                     Computation of Shares Used in Computing
                              Net Income Per Share


                                                      Three Months Ended                               Nine Months Ended
                                             -------------------------------------            ------------------------------------
                                              September 28,          September 27,            September 28,          September 27,
                                                 1996                    1997                     1996                   1997
                                             --------------          -------------            -------------          -------------
Common shares, beginning of period             13,801,322              17,398,742               9,370,612              17,068,398
Common stock equivalents                        1,514,728               1,447,792               1,292,378                 998,100
SAB shares (1)                                    231,630                 163,228                 231,630                 208,513
Treasury stock buyback                           (306,266)               (459,917)               (174,988)               (256,515)
Weighted average shares issued                     70,076                 103,676               3,003,682                 286,337
                                              -----------             -----------             -----------             -----------
                                               15,311,490              18,653,521              13,723,314              18,304,833
                                              ===========             ===========             ===========             ===========


     Data Reflects 2 for 1 Stock Split.


(1) In accordance with SEC Staff Accounting Bulletin No. 83 ("SAB" No. 83"), issuance of Common Stock and common stock equivalents one year prior to the initial filing date of the registration statement at share prices below the public offering price of $9.50 per share, are considered to have been made in anticipation of the public offering and have been included as if the shares were outstanding for all periods presented until issued and outstanding using the treasury stock method.









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